                                                                     EXHIBIT 2.3


                          AGREEMENT AND PLAN OF MERGER

         AGREEMENT AND PLAN OF MERGER, dated as of May 31st, 2000 (the "Merger Agreement"), between Surge Components, Inc., a New York corporation ("Surge"), and Superus Holdings, Inc., a Delaware corporation ("Superus").

         WHEREAS, Surge is a corporation duly organized and existing under the laws of the State of New York, and as of the date hereof, Surge has authority to issue 25,000,000 shares of Common Stock, par value $.001 per share (the "New York Common Stock"), of which 4,972,530 shares are outstanding. Surge has authority to issue 1,000,000 shares of Preferred Stock, of which 239,000 shares are outstanding (the "New York Preferred Stock"). Surge has reserved 850,000 shares of New York Common Stock for issuance pursuant to Surge's stock incentive plan under which options to purchase 716,000 shares are outstanding. In addition, Surge has issued options to purchase 5,300,000 shares of Common Stock to certain officers and directors of Surge (the "Orbit Options"), and warrants to purchase 3,479,600 shares of Common Stock (the "Class A Warrants");

         WHEREAS, on the date hereof Superus has authority to issue 10,000,000 shares of Preferred Stock, par value $.001 per share (the "Preferred Stock"), 15,000,000 shares of Class A Common Stock, par value $.001 per share (the "Class A Common Stock"), none of which shares are issued and outstanding and none are held in treasury, and 125,000,000 shares of Class B Common Stock, par value $.001 per share (the "Class B Common Stock") (the Class A Common Stock and the Class B Common Stock are sometimes referred to collectively as "Superus Common Stock");

          WHEREAS, The respective Boards of Directors of Surge and Superus have determined that it is advisable and in the best interests of each of such corporations that Surge merge with and into Superus upon the terms and subject to the conditions set forth herein; and

          WHEREAS, The respective Boards of Directors of Surge and Superus have by resolutions duly adopted, approved this Merger Agreement.

         NOW, THEREFORE, in consideration of the mutual agreements and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

         Section 1. Merger. Surge and all of its assets, including, but not limited to, the stock of its subsidiaries shall be merged with and into Superus (the "Merger"), and Superus shall be the surviving corporation (hereinafter sometimes referred to as the "Surviving Corporation"). The Merger shall become effective upon the date and time of filing the appropriate certificate of merger, providing for the Merger, with the Secretary of State of the State of New York and the appropriate certificate of merger, providing for the Merger, with the Secretary of State of the State of Delaware, whichever later occurs (the "Effective Time").

         Section 2. Governing Documents. The Certificate of Incorporation of Superus, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation without change or amendment until thereafter amended in accordance with the provisions thereof and applicable law. The By-Laws of Superus, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation without change or amendment until thereafter amended in accordance with the provisions thereof, the Certificate of Incorporation of the Surviving Corporation and applicable law.

         Section 3. Succession. At the Effective Time, the separate corporate existence of Surge shall cease, and Superus shall succeed to all of the assets and property (whether real, personal or mixed), rights, privileges, franchises, immunities and powers of Surge , and Superus shall assume and be subject to all of the duties, liabilities, obligations and restrictions of every kind and description of Surge , including, without limitation, all outstanding indebtedness of Surge , all in the manner and as more fully set forth in Sections 251 and 252 of the Delaware General Corporation Law.

         Section 4. Directors. The directors and the members of the various committees of the Board of Directors of Superus immediately prior to the Effective Time shall be the directors and members of such committees of the Surviving Corporation at and after the Effective Time.

         Section 5. Officers. The officers of Superus immediately preceding the Effective Time shall be the officers of the Surviving Corporation at and after the Effective Time until their successors are duly elected and qualified.

         Section 6. Further Assurances. From time to time, as and when required by the Surviving Corporation or by its successors or assigns, there shall be executed and delivered on behalf of Surge such deeds and other instruments, and there shall be taken or caused to be taken by it all such further and other action, as shall be appropriate, advisable or necessary in order to vest, perfect or conform, of record or otherwise, in the Surviving Corporation, the title to and possession of all property, interests, assets, rights, privileges, immunities, powers, franchises and authority of Surge , and otherwise to carry out the purposes of this Merger Agreement, and the officers and directors of the Surviving Corporation are fully authorized, in the name and on behalf of Surge or otherwise, to take any and all such action and to execute and deliver any and all such deeds and other instruments.

         Section 7. Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof:

         (a) each share of New York Common Stock issued and outstanding immediately prior to the Effective Time shall, except as provided in Section 8 hereof, be changed and converted into and shall be one fully paid and non-assessable share of Class A Common Stock;

         (b) each share of New York Preferred Stock issued and outstanding immediately prior to the Effective Time shall be automatically changed and converted into and shall be one hundred (100) fully paid and non-assessable shares of Class B Common Stock.

         Section 8. Dissenting Stockholders. Notwithstanding the provisions of
Section 7(a) hereof, any outstanding shares of New York Common stock held by a shareholder who shall have elected to dissent from the Merger and who shall have exercised and perfected appraisal rights with respect to such shares in accordance with Section 623 of the New York Business Corporation Law (a "Dissenting Stockholder") shall not be converted into shares of Class A Common Stock as a result of the Merger, but Dissenting Stockholders shall be entitled to receive in lieu thereof only such consideration as shall be provided in such
Section 623, except that shares of New York Common Stock outstanding immediately prior to the Effective Time and held by a Dissenting Stockholder who shall thereafter withdraw his election to dissent from the Merger or lose his right to dissent from the Merger as provided in such Section 623 shall be deemed converted, as of the Effective Time, into such number of shares of Class A Common Stock as such holder otherwise would have been entitled to receive as a result of the Merger.

         Section 9. Employee Option and Benefit Plans. Each option or other right to purchase or otherwise acquire shares of New York Common Stock granted under any employee option, stock purchase or other benefit plan of Surge (collectively, the "Plans"), which is outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become an option or right to acquire (and Superus hereby assumes the obligation to deliver) the same number of shares of Class A Common Stock, at the same price per share, and upon the same terms, and subject to the same conditions, as set forth in the respective Plan as in effect immediately prior to the Effective Time. The same number of shares of Class A Common Stock shall be reserved for purposes of the Plans as is equal to the number of shares of New York Common Stock so reserved immediately prior to the Effective Time. Superus hereby assumes, as of the Effective Time,
(i) the Plans and all obligations of Surge under the Plans, including the outstanding options, stock purchase rights or awards or portions thereof granted pursuant to the Plans and the right to grant additional options and stock purchase rights thereunder and (ii) all obligations of Surge under all other benefit plans in effect as of the Effective Time with respect to which employee rights or accrued benefits are outstanding as of the Effective Time.

         Section 10. Warrants. At the Effective Time, the Class A Warrants will be converted into and become an option or right to acquire (and Superus hereby assumes the obligation to deliver) the same number of shares of Class B

Common Stock, at the same price per share, and upon the same terms, and subject to the same conditions as set forth in the Class A Warrants.

         Section 11. Notes. At the Effective Time, the $7 million of l2% Convertible Promissory Notes due December 31, 2000 will be converted automatically into shares of Class B Common Stock at a rate of $3.00 of principal amount for each share and otherwise upon the same terms and subject to the same conditions as set forth in the notes.

         Section 12. Dividends and Distributions. In the event that any dividend or other distribution shall hereafter be declared by the Board of Directors of Surge in respect of the outstanding shares of New York Common Stock payable subsequent to the Effective Time, the obligation to make payment of such dividend or other distribution shall, by virtue of the Merger, become the obligation of the Surviving Corporation and shall be satisfied in the manner specified in such declaration, except that, to the extent such dividend or other distributions shall have been declared payable in whole or in part in shares of New York Common Stock, the Surviving Corporation shall issue, in place thereof, to the persons entitled thereto, the identical number of shares of Class A Common Stock.

         Section 13. Condition to the Merger. The consummation of the Merger and the other transactions herein provided is subject to receipt prior to the Effective Time of the requisite approval of the Merger by the holders of New York Common Stock pursuant to the New York Business Corporation Law.

         Section 14. Certificates. At and after the Effective time all of the outstanding certificates which immediately prior thereto represented shares of New York Common Stock, New York Preferred Stock or warrants, units or other securities of Surge shall be deemed for all purposes to evidence ownership of and to represent the shares of Superus Common Stock or warrants, units or other securities of Superus, as the case may be, into which the shares of New York Common Stock, or warrants, notes, options, units or other securities of Surge represented by such certificates have been converted as herein provided and shall be so registered on the books and records of the Surviving Corporation or its transfer agent. The registered owner of any such outstanding certificate shall, until such certificate shall have been surrendered for transfer or otherwise accounted for to the Surviving Corporation or its transfer agent, have and be entitled to exercise any voting and other rights with respect to, and to receive any dividends and other distributions upon, the shares of Superus Common Stock or warrants, notes, options, units, or other securities of Superus, as the case may be, evidenced by such outstanding certificate, as above provided.

         Section 15. Amendment. The parties hereto, by mutual consent of their respective boards of directors, may amend, modify or supplement this Merger Agreement prior to the Effective Time; provided, however, that no amendment, modification or supplement may be made after the adoption of this Merger Agreement by the Shareholders of Surge which changes this Merger Agreement in a way which, in the judgment of the Board of Directors of Surge, would have a material adverse effect on the Shareholders of Surge, unless such amendment, modification or supplement is approved by such Shareholders.

         Section 16. Termination. This Merger Agreement may be terminated, and the Merger and the other transactions provided for herein may be abandoned, at any time prior to the Effective Time, whether before or after approval of this Merger Agreement by the Shareholders of Surge, by action of the Board of Directors of Surge if:

         (a) the condition specified in Section 13 hereof shall not have been satisfied or waived; or

         (b) the Board of Directors of Surge determines for any reason, in its sole judgment and discretion, that the consummation of the Merger would be inadvisable or not in the best interests of Surge and its Shareholders.

         Section 17. Counterparts. This Merger Agreement may be executed in one or more counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

         Section 18. Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Merger Agreement.

         Section 19. New York Appointment. The Surviving Corporation hereby agrees that it may be served with process in the State of New York in any action or special proceeding for enforcement of any liability or obligation of Surge, Superus or the Surviving Corporation arising from the Merger. The Surviving Corporation appoints the Secretary of State of the State of New York as its agent to accept service or process of any such suit or other proceeding and a copy of such process shall be mailed by the Secretary of State of the State of New York to the Surviving Corporation at 1016 Grand Avenue, Deer Park, New York 11729.

         Section 20. Governing Law. This Merger Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

         IN WITNESS WHEREOF, Surge and Superus have caused this Merger Agreement to be executed and delivered as of the date first above written.


                                         SURGE COMPONENTS, INC.



                                         By: /s/ Steven J. Lubman
                                             -------------------------------
                                             Steven J. Lubman
                                             Vice-President


                                         SUPERUS HOLDINGS, INC.



                                         By: /s/ Adam Epstein
                                             ------------------------------
                                             Adam Epstein,
                                             Chairman of the Board